Exhibit 99.1

Contact:
Crescendo Communications, LLC
David Waldman or Klea Theoharis
Tel: (212) 671-1020
Email: cmtp@crescendo-ir.com

New Energy Systems Group Announces Agreement to Acquire
Anytone International (H.K.) Co., Ltd.

Acquisition Price of $33.7 million in cash and stock
Anytone projected to generate $6.7 million of net income in 2010

New York and Shenzhen – November 23, 2009 – New Energy Systems Group (OTCBB: NEWN), a manufacturer and distributor of battery components in China, today announced that it has agreed to acquire Anytone International (H.K.) Co., Ltd. and its wholly owned subsidiary, Shenzhen Anytone Technology Co., Ltd. (Anytone), a rapidly growing Shenzhen-based high tech, integrated product research, manufacturing and marketing company for lithium batteries.  New Energy Systems Group will pay $33.7 million for the company consisting of $10.0 million in cash and the remaining $23.7 million by issuing approximately 3.6 million shares of common stock based on an average stock price of $6.60 per share.  The company expects to complete the acquisition before the end of 2009.

Anytone generated revenue of $10.1 million in 2008, a 139.6% increase over the year ended December 31, 2007. For the nine months ended September 30, 2009, Anytone generated revenue of $17.4 million and net income of $3.2 million, and expects to achieve revenue of $24.2 million and net income of $4.5 million for the year ended December 31, 2009. Anytone has maintained an annual growth rate in excess of 100% over the past four years. For the year of 2010, Anytone is projected to generate revenue of $36.2 million and net income of $6.7 million.

Anytone manufactures and sells mobile power resources based on lithium ion batteries for a full spectrum of products, including mobile phones, notebook computers, digital cameras, MP4s, PMPs, PDAs, solar and digital applications.  Many of Anytone’s products generate 4-7 times more power than the original OEM battery’s capacity.  The company’s power sources support some of the best known products in the world, including Apple’s iPod family of products.  Anytone had 7 practical patents and 23 appearance design patents by the State Intellectual Property Office of the People's Republic of China (SIPO). The company is also awaiting approval for its new innovation patent by SIPO. The company has also obtained CE, FCC, 3C, ROHS, UL and other certifications. For more details, please visit: www.anytone.com.cn

Mr. Fushun Li, Chief Executive Officer, commented, “Our planned acquisition of Anytone adds an important dimension to our business in terms of additional product offerings and an impressive new customer base.  It will also make New Energy Systems Group a much larger company and enable us to benefit from economies of scale, including better terms from our customers and suppliers. We are pleased to welcome key executives from Anytone’s talented management team to the combined organization as well as Anytone’s seasoned and motivated sales force.  All of Anytone’s senior executives will remain with the company and we anticipate a seamless transition.”

Mr. Li continued, “With a strong track record of growth and $6.7 million of projected net income for Anytone in 2010, we are quite pleased with the terms of the transaction.  Moreover, the decision by Anytone’s owners to receive the majority of their compensation in the form of equity, illustrates their confidence in the outlook for our combined businesses.  As demand for mobile devices continues its favorable growth trends in China and around the world, this acquisition will strengthen our intellectual property portfolio and further enhance our reputation in the battery market.”

About New Energy Systems Group

New Energy Systems Group is a leading manufacturer and distributor of lithium ion batteries.  The company assembles and distributes finished batteries through its sales network and channel partners.  The company also sells high-quality lithium-ion battery shell and cap products to major lithium-ion battery cell manufacturers in China. The company’s products are used to power mobile phones, MP3 players, laptops, digital cameras, PDAs, camera recorders and other consumer electronic digital devices.  Additional information about the company is available at www.chinadigitalcommunication.com.

Forward Looking Statements

Except for the historical information, the matters discussed in this news release may contain forward-looking statements, including, but not limited to, factors relating to future sales. These forward-looking statements may involve a number of risks and uncertainties. Actual results may differ materially based on a number of factors, including, but not limited to, uncertainties in product demand, risks related to doing business in China, the impact of competitive products and pricing, changing economic conditions around the world, release and sales of new products and other risk factors detailed in the Company's most recent annual report and other filings with the Securities and Exchange Commission.

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